THIS OPTION HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE OPTIONEE WILL NOT TRANSFER THIS OPTION OR THE UNDERLYING COMMON SHARES UNLESS (I) THERE IS AN EFFECTIVE REGISTRATION COVERING SUCH OPTION OR SUCH SHARES, AS THE CASE MAY BE, UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, (II) AMERICAN EAGLE ENERGY INC. FIRST RECEIVES A LETTER FROM AN ATTORNEY, ACCEPTABLE TO IT, STATING THAT, IN THE OPINION OF THE ATTORNEY, THE PROPOSED TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER ALL APPLICABLE STATE SECURITIES LAWS, OR (III) THE TRANSFER IS MADE PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”) is made and entered into effective as of the 14th day of December, 2012 (the “Effective Date” or the “Grant Date”), by and between American Eagle Energy Corporation, a Nevada corporation (“AMZG”), and Thomas G. Lantz (the “Optionee”).

1.          Recitals. As of the Effective Date, Optionee is the Chief Operating Officer and a shareholder of AMZG. AMZG desires to provide Optionee with the opportunity to acquire additional shares of AMZG’s common stock, pursuant to the terms and conditions of this Agreement, in recognition of his efforts to build value for the shareholders of AMZG, to induce him to remain in the employ of AMZG and to provide him with an incentive to continue to build value for the shareholders of AMZG. AMZG therefore hereby issues Optionee this non-qualified option to purchase shares of its stock pursuant to the terms of, and subject to the conditions set forth in, this AgreementAgreement.

2.          Shares Subject to Option. As of the Effective Date, AMZG hereby grants to the Optionee the option (“Option”) to purchase one hundred thousand (100,000) shares of AMZG’s common stock (the “Optioned Shares”), at the price set forth in the Paragraph of this Agreement entitled “Exercise Price” (the “Exercise Price”), subject to the terms and conditions and within the period of time set forth in this Agreement. This Option is intended to be a non-statutory, non-qualified stock option which does not qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

3.          Term. This Agreement and the Option granted hereunder shall expire at 6:00 p.m. Mountain Time on the fifth anniversary of the Effective Date. If all or any portion of this Option is unexercised upon the expiration of this Agreement, then, to that extent, this Option shall be deemed to have been forfeited and of no further force or effect.

4.          Vesting.

4.1           Vesting Schedule. Subject to the terms of the Subparagraph in this Agreement entitled “Change in Control,” the Option granted hereunder shall vest as follows:  fifty percent (50%) of the Optioned Shares shall vest on December 14, 2013, and fifty percent (50%) of the Optioned Shares shall vest on December 14, 2014, in each event subject to the Optionee’s continued service as an employee of, consultant to, or director of AMZG through such dates. From and after the respective vesting dates and through the expiration hereof, the Option may be fully and immediately exercisable in whole or in part at any time and from time to time in respect of such Optioned Shares.

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4.2           Change in Control. Notwithstanding the vesting schedule set forth in the Subparagraph of this Agreement entitled “Vesting Schedule” immediately above, if at any time prior to full vesting of all of the Optioned Shares and while Optionee is performing services for AMZG a Change in Control (as that phrase is defined below) in AMZG occurs, Optionee’s grant and right to exercise this Option shall immediately and fully vest and this Option shall immediately be exercisable as to one hundred percent (100%) of the Optioned Shares (or such percentage of the Optioned Shares as may not then have been previously purchased) on the date immediately preceding the consummation of such transaction. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events: (i) the consummation of any transaction after the Effective Date in which any person or entity or group of related persons and\or entities becomes the beneficial owner, directly or indirectly, of securities representing more than thirty percent (30%) of the combined voting power of AMZG’s then outstanding voting securities, or (ii) three or more directors, whose election or nomination for election is not approved by a majority of the members of AMZG’s Board of Directors on the Effective Date, are elected within any twelve month period to serve on its Board of Directors, or (iii) any merger (other than a merger in which Eternal Energy is the survivor and there is no change of control pursuant to (i) or (ii) of this sentence), reorganization, consolidation, liquidation, winding up or dissolution of AMZG or the sale of all or substantially all of its assets.

5.          Exercise Price. Subject to the provisions of the Paragraph in this Agreement entitled “Vesting” and for adjustment in the manner provided below, the exercise price for each Optioned Share shall be the average of the closing price of the Corporation’s common stock for the five trading days preceding the Grant Date, which is seventy-four US Cents ($0.74 USD).

6.          Method of Exercise. This Option shall be deemed to be exercised when written notice identifying the number of Optioned Shares as to which this Option is then being exercised has been provided to AMZG in accordance with the terms of this Option and full payment for the Optioned Shares with respect to which the Option is exercised has been received by AMZG. Upon the exercise of this Option in whole or in part and payment of the Exercise Price in the manner provided by this Agreement, AMZG shall, as soon thereafter as practicable, deliver to the Optionee a certificate or certificates for the shares purchased. The Exercise Price for the Optioned Shares to be purchased upon the exercise of the Option may be paid (i) in cash or cash equivalents, (ii) by delivery (by either actual delivery or attestation) of AMZG shares of its common stock already owned by the Optionee, having a Fair Market Value, defined below, on the date of exercise less than (with the balance paid in cash or cash equivalents) or equal to the aggregate Exercise Price for the purchased shares, (iii) to the extent permitted by law, by a “cashless exercise” procedure approved by AMZG in the exercise of its reasonable discretion, or (iv) by a combination of the foregoing methods. The term “Fair Market Value” for shares of AMZG’s common stock on any particular date shall mean the last reported sale price of the common stock on the principal market on which the common stock trades on such date or, if no trades of common stock are made or reported on such date, then on the next preceding date on which the common stock traded. If AMZG’s common stock ceases to be traded on any market, the Optionee and the Board of Directors of AMZG shall mutually agree upon an alternative method of determining the Fair Market Value for shares of AMZG’s common stock.

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7.          Withholding. AMZG may, in its discretion, require that the Optionee pay to it at or after the time of the exercise of any portion of this Option any such additional amount as AMZG deems necessary, in the exercise of its reasonable discretion, to satisfy its liability to withhold federal, state, or local income tax or any other tax incurred by reason of the exercise of this Option. The Optionee may satisfy this requirement by (i) tendering to AMZG shares of AMZG’s common stock already owned by the Optionee, which, in the case of shares of common stock purchased by the Optionee pursuant to the exercise of an option granted by AMZG, have been held by the Optionee for at least six months following the date of such purchase or (ii) by electing to have AMZG withhold from delivery Optioned Shares, provided that, in either case, such shares have a Fair Market Value equal to the minimum amount of tax required to be withheld. Such shares shall be valued on the date as of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such election may be made with respect to all or any portion of the Optioned Shares to be delivered pursuant to exercise of this Option.

8.          Adjustment of Optioned Shares. In the event that there is any stock dividend, stock split, reverse stock split, combination, reclassification, reorganization, recapitalization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of AMZG, issuance of warrants or other rights to purchase common stock or other securities of AMZG, or other similar corporate transaction or events that affect the common stock of AMZG such that an adjustment is necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available pursuant to this Option, then the number of unexercised Optioned Shares subject to this Option and the exercise price per share of such Optioned Shares shall be proportionately adjusted.

9.          Option Non-Transferable. This Option shall not be transferable other than by will or the laws of descent and distribution and this Option shall be exercisable during the Optionee’s lifetime only by the Optionee or his guardian or legal representative. Any purported assignment of this Option, or of any right or privilege conferred hereunder, contrary to the provisions hereof shall be null and void.

10.         Laws and Regulations. No shares of common stock shall be issued under this Option unless and until all legal requirements applicable to the issuance of such shares have been complied with to the satisfaction of AMZG in the exercise of its reasonable discretion.

11.         Rights in Stock Before Issuance and Delivery. The Optionee shall not be entitled to the privileges of stock ownership in respect of any shares issuable upon exercise of this Option unless and until such shares have been issued to the Optionee by AMZG. Except as provided in this Agreement, no adjustment shall be made in the number of shares of common stock issued to the Optionee or in any other rights of the Optionee upon exercise of this Option by reason of any dividend (other than a stock dividend), distribution, or other right granted to AMZG’s stockholders for which the record date is prior to the date of exercise of this Option.

12.         Tax Consequences.

12.1         Section 409A. This Option is intended to meet the requirements of Internal Revenue Code Section 409A and the Treasury Regulations promulgated thereunder. If the Option contained in this Agreement is determined to be taxable to the Optionee and/or to AMZG, then AMZG, after consultation with the Optionee, shall have the authority to adopt, prospectively or retroactively, such amendments to this Agreement that AMZG determines in its reasonable discretion to be appropriate to: (i) exempt the transactions contemplated under this Agreement from Section 409A; (ii) make this Agreement comply with the requirements of Section 409A; or (iii) avoid more generally the adverse tax consequences of Section 409A as it applies to this Agreement.

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12.2         Other Tax Consequences. Except as otherwise provided in this Agreement, the Optionee acknowledges that AMZG has not made any representations or warranties to the Optionee with respect to the tax consequences related to the transactions contemplated in this Agreement, and the Optionee is in no manner relying on AMZG or its representatives for an assessment of such tax consequences. The Optionee acknowledges that (i) there may be adverse tax consequences upon acquisition or disposition of this Option or the Shares subject to this Option, (ii) AMZG has no responsibility to the Optionee to ensure any particular tax result, and (iii) Optionee should consult his own tax advisor prior to the acquisition, exercise, or disposition of this Option and the underlying Shares with regard the particular tax treatment of this Option as it relates to the Optionee.

13.         Miscellaneous.

13.1         Agreement Binding. This Agreement shall be binding upon the parties, their legal representatives, and permitted successors and assigns.

13.2         Entire Agreement. This Agreement supersedes any statements, representations, or agreements of AMZG with respect to the grant of the Option made herein and any related rights set forth herein and affecting the grant of this Option and the Optionee hereby waives any rights or claims related to any such statements, representations, or agreements. Except to the extent specifically set forth herein, this Agreement does not supersede or amend any existing agreement, between the Optionee and AMZG. No addition to or modification of any provision of this Agreement shall be binding upon the Optionee or AMZG unless made in writing and signed by both the Optionee and AMZG.

13.3         Notice. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered to and received personally by the recipient, (b) when sent to and received by the recipient by facsimile (receipt electronically confirmed by sender’s facsimile machine) if during normal business hours of the recipient, otherwise on the next business day, (c) one business day after the date when sent to the recipient by reputable express overnight courier service (charges prepaid) and delivery confirmed, or (d) three business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid and such receipt is confirmed. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below or to such other address as a party may direct on written notice given pursuant to the terms of this Sub-paragraph:

If to the Optionee:	Thomas G. Lantz
________________________
________________________
Fax: ____________

If to AMZG:	American Eagle Energy Corporation.
2549 West Main Street, Suite 202
Littleton, Colorado 80120
Fax: 303-798-5767
Attn: Bradley Colby, Chief Executive Officer

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13.4         Non-Waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

13.5         Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, exclusive of the conflict of law provisions thereof. The parties agree that the District Court of the County of Arapahoe, State of Colorado shall have exclusive jurisdiction, including in personam jurisdiction, and shall be the exclusive venue for any and all controversies and claims arising out of or relating to this Agreement or a breach thereof, except as otherwise jointly agreed upon by the parties.

13.6         Attorneys’ Fees. If any party shall commence any action or proceeding against another party in order to enforce the provisions hereof, or to recover damages as the result of alleged breach of any of the provisions hereof, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including, but not limited to, reasonable attorney’s fees.

13.7         Gender and Number. As used herein, the masculine gender shall include the feminine and neuter genders, and the singular shall include the plural, and vice versa, where the context requires.

13.8         Caption. All captions, titles, headings, and divisions hereof are for purposes of convenience and reference only and shall not be construed to limit or affect the interpretation of this Agreement.

13.9         Counterparts and Electronic Signatures. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument. This Agreement may be circulated for signature through electronic transmission, including, without limitation, facsimile and email, and all signatures so obtained and transmitted shall be deemed for all purposes under this Agreement to be original signatures until such time, if ever, as original counterparts are exchanged by the parties.

IN WITNESS WHEREOF, AMZG has executed this Agreement as of the day and year first above written.

AMZG:
AMERICAN EAGLE ENERGY CORPORATION

By:	/s/ Bradley Colby
Bradley Colby, Chief Executive Officer

OPTIONEE:

/s/ Thomas G. Lantz
Thomas G. Lantz

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